Exhibit 99.1

OP Bancorp Reports First Quarter Result of 2021

2021 First Quarter Highlights:

•

Net income totaled $5.1 million, or $0.33 per diluted common share, compared to $3.8 million, or $0.25 per diluted common share, for the fourth quarter of 2020 and $3.3 million, or $0.21 per diluted common share, for the first quarter of 2020

•	Net interest margin was 3.80%, compared to 3.73% for the fourth quarter of 2020 and 3.95% for the first quarter of 2020
•

Return on average assets was 1.44% and return on average equity was 14.02%, compared to 1.13% and 10.72%, respectively, for the fourth quarter of 2020 and 1.12% and 9.44%, respectively, for the first quarter of 2020

•	Total assets increased 20.3% to $1.46 billion at March 31, 2021, from $1.21 billion at March 31, 2020
•	Net loans receivable increased 15.7% to $1.14 billion at March 31, 2021, from $985.8 million at March 31, 2020
•	Total deposits increased 22.2% to $1.29 billion at March 31, 2021, from $1.05 billion at March 31, 2020
•	Noninterest-bearing deposits accounted for 44.5% of total deposits at March 31, 2021, compared to 29.0% at March 31, 2020
•	Nonperforming assets to total assets was 0.08% at March 31, 2021, compared to 0.13% at March 31, 2020
•	Total risk-based capital ratio and leverage ratio were 15.04% and 10.38%, respectively, at March 31, 2021, compared to 14.78% and 11.59%, respectively at March 31, 2020
•	The provision for loan losses was $620,000, compared to $1.8 million for the fourth quarter of 2020 and $743,000 for the first quarter of 2020
•	The allowance for loan losses, excluding fully guaranteed SBA PPP loans, was 1.47% of gross loans at March 31, 2021, compared to 1.08% of gross loans at March 31, 2020
•	Pre-provision net revenue was $7.8 million, compared to $7.2 million for the fourth quarter of 2020 and $5.2 million for the first quarter of 2020
•	Originated $74.2 million and 1,336 loans under the second draw of the SBA PPP loans; and $22.9 million and 429 loans from the first draw of SBA PPP loans have been forgiven
•	Remaining loan deferments under the CARES Act were 1.6% of our loan portfolio as of March 31, 2021, down from 2.7% of our loan portfolio as of December 31, 2020

LOS ANGELES, April 22, 2021 — OP Bancorp (the “Company”) (NASDAQ: OPBK), the holding company of Open Bank (the “Bank”), today reported unaudited financial results for the first quarter of 2021. Net income for the first quarter of 2021 was $5.1 million, or $0.33 per diluted common share, compared to net income of $3.8 million, or $0.25 per diluted common share, for the fourth quarter of 2020, and net income of $3.3 million, or $0.21 per diluted common share, for the first quarter of 2020.

“I am pleased to report a record quarter with the quarterly net income of $5.1 million. During the first quarter, we have put our priority in assisting our existing and new customers with the second draw of SBA PPP loans and have originated 1,336 loans in the amount of $74.2 million. We have also began processing the forgiveness of the first draw of PPP loans which totaled $22.9 million during the quarter. We are expecting to close the purchase of SBA loan portfolio of Hana Small Business Lending, Inc. in the second quarter of 2021. As the vaccine distribution is accelerated and the counties begin to allow reopening and increased capacity of businesses, we are confident that most of our business customers will soon resume their operation to full capacity. The focus in managing risks and maintaining safe and sound banking operations will continue to remain as our highest priority,” commented Min Kim, President and Chief Executive Officer of OP Bancorp and Open Bank.

Financial Highlights (unaudited)
(Dollars in thousands, except per share data)	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Income Statement Data:
Interest income	$13,632	$13,375	$14,345
Interest expense	877	1,194	3,229
Net interest income	12,755	12,181	11,116
Provision for loan losses	620	1,831	743
Noninterest income	2,966	3,392	2,296
Noninterest expense	7,966	8,412	8,207
Income before taxes	7,135	5,330	4,462
Provision for income taxes	2,058	1,513	1,163
Net Income	$5,077	$3,817	$3,299
Diluted earnings per share	$0.33	$0.25	$0.21
Balance Sheet Data:
Loans held for sale	$28,575	$26,659	$4,382
Gross loans, net of unearned income	1,155,872	1,099,736	996,559
Allowance for loan losses (ALL)	15,339	15,352	10,748
Total assets	1,455,334	1,366,826	1,209,593
Deposits	1,285,390	1,200,090	1,052,198
Shareholders’ equity	146,993	143,366	138,099
Performance Ratios:
Return on average assets (annualized)	1.44%	1.13%	1.12%
Return on average equity (annualized)	14.02%	10.72%	9.44%
Net interest margin (annualized)	3.80%	3.73%	3.95%
Efficiency ratio (1)	50.67%	54.02%	61.19%
Credit Quality:
Nonperforming loans	$1,148	$985	$1,533
Nonperforming assets	1,148	985	1,533
Net charge-offs to average gross loans (annualized)	0.00%	0.00%	0.02%
Nonperforming assets to gross loans plus OREO	0.10%	0.09%	0.15%
ALL to nonperforming loans	1,337%	1,558%	701%
ALL to gross loans, net of unearned income	1.33%	1.40%	1.08%
Capital Ratios:
Total risk-based capital ratio	15.04%	14.81%	14.78%
Tier 1 risk-based capital ratio	13.79%	13.56%	13.69%
Common equity tier 1 ratio	13.79%	13.56%	13.69%
Leverage ratio	10.38%	10.55%	11.59%

(1) Represents noninterest expense divided by the sum of net interest income and noninterest income.

Pre-Provision Net Revenue
(Dollars in thousands)	For the Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Interest income	$13,632	$13,375	$14,345
Interest expense	877	1,194	3,229
Net interest income	12,755	12,181	11,116
Noninterest income	2,966	3,392	2,296
Noninterest expense	7,966	8,402	8,207
Pre-provision net revenue	$7,755	$7,171	$5,205
Reconciliation to Net Income:
Provision for loan losses	620	1,790	743
Provision for income taxes	2,058	1,513	1,163
Net Income	$5,077	$3,868	$3,299

Note: Pre-provision net revenue is a non-GAAP measure. Pre-provision net revenue excludes income taxes and provision for loan losses from net income. Management believes that this information provides useful information with a better comparison to the financial results of each periods and a better understanding of the operating results of the Bank.

Results of Operations

The reported interest income and yield on our loan portfolio are impacted by a number of components, including changes in the average contractual interest rate earned on loans and the amount of discount accretion on SBA loans.  The following table reconciles both the contractual interest income and yield on our loan portfolio to the reported interest income and yield for the periods indicated.

	Three Months Ended
	March 31,		December 31,		March 31,
	2021		2020		2020
(Dollars in thousands)	Interest & Fees	Yield	Interest & Fees	Yield	Interest & Fees	Yield
Contractual interest rate	$12,166	4.23%	$12,156	4.35%	$13,088	5.27%
SBA discount accretion	507	0.18%	619	0.22%	558	0.22%
Amortization of net deferred fees	540	0.19%	242	0.09%	22	0.01%
Net interest recognized on nonaccrual loans	(2)	0.00%	(20)	-0.01%	1	0.00%
Prepayment penalties (1) and other fees	73	0.02%	9	0.00%	25	0.01%
Yield on loans (as reported)	$13,284	4.62%	$13,006	4.65%	$13,694	5.51%
(1) Prepayment penalty income of $69,000 and $18,000 for the three months ended March 31, 2021 and March 31, 2020, respectively, are from commercial real estate loans.

Net interest margin for the first quarter of 2021 increased 7 basis points to 3.80% from 3.73% for the fourth quarter of 2020, primarily due to a 19 basis point decrease in the cost of interest-bearing liabilities, partially offset by a 3 basis point decrease in the reported yield on interest-earning assets.

Net interest income before provision for loan losses for the first quarter of 2021 was $12.8 million, an increase of $574,000, or 4.7%, compared to $12.2 million for the fourth quarter of 2020, primarily due to a $317,000 decrease in interest expense and a $257,000 increase in interest income.

Interest income on securities available for sale and other investments for the first quarter of 2021 decreased $21,000, or 5.8%, to $348,000, compared to $369,000 for the fourth quarter of 2020. The decrease was primarily due to a $21,000 decrease in interest income on securities available for sale. The decrease was the result of an 8 basis point decrease in the yield on the average balance of securities available for sale in the period, which is primarily due to lower yields on securities purchased during the fourth quarter of 2020 and the first quarter of 2021.

Interest income from contractual interest rates on loans for the first quarter of 2021 increased $10,000, or 0.1%, compared to the fourth quarter of 2020, reflecting an increase of $52.3 million, or 4.7% in the average balance of loans, partially offset by a 12 basis point decrease in average contractual interest rate on loans. The amount of discount accretion on SBA loans for the first quarter of 2021 decreased $112,000 compared to the fourth quarter of 2020 due to a decrease in SBA loan payoffs. The reported interest income on loans, net of SBA discount accretions and other components, for the first quarter of 2021 increased $278,000, or 2.1%, compared to the fourth quarter of 2020.

Interest expense for the first quarter of 2021 was $877,000, a decrease of $317,000, or 26.5%, compared to $1.2 million for the fourth quarter of 2020. The decrease was primarily due to downward adjustments of the Bank’s deposit rates during the fourth quarter, partially offset by an increase of $23.5 million, or 3.5%, in the average balance of interest-bearing liabilities.

Net interest margin for the first quarter of 2021 decreased 15 basis points to 3.80% from 3.95% for the first quarter of 2020, primarily due to a 103 basis point decrease in the reported yield on interest-earning assets, partially offset by a 127 basis point decrease in the cost of interest-bearing liabilities.

Net interest income before provision for loan losses for the first quarter of 2021 increased $1.6 million, or 14.7%, to $12.8 million, compared to $11.1 million for the first quarter of 2020, primarily due to a $2.4 million decrease in interest expense, partially offset by a $713,000 decrease in interest income.

Interest income on securities available for sale and other investments for the first quarter of 2021 decreased $303,000, or 46.6%, to $348,000, compared to $651,000, for the first quarter of 2020. The interest income on other investments decreased $220,000 as a result of a 123 basis point decrease in the yield on the average balance of Fed funds sold and other investments in the period. The interest income on securities available for sale decreased $83,000, primarily due to a 131 basis point decrease in the yield on the average balance of securities available for sale and higher premium amortizations from accelerated prepayments during the first quarter of 2021 compared to the first quarter of 2020.

Interest income from contractual interest rates on loans for the first quarter of 2021 decreased $922,000, or 7.0%, compared to the first quarter of 2020, reflecting a 104 basis point decrease in average contractual interest rate on loans. The decrease in the average contractual interest rate was primarily due to cumulative market rate cuts of 150 basis points by the Federal Reserve in the first quarter of 2020. The decrease in interest income from contractual interest was partially offset by an increase of $167.1 million, or 16.7% in average balance of loans. The amount of discount accretion on SBA loans for the first quarter of 2021 decreased $51,000 compared to the first quarter of 2020, primarily due to a decrease in SBA loan payoffs, partially offset by an increase in monthly discount accretions in line with an increase in SBA loan balance at March 31, 2021, compared to March 31, 2020. The reported interest income on loans, net of SBA discount accretions and other components, for the first quarter of 2021 decreased $410,000, or 3.0%, compared to the first quarter of 2020.

Interest expense for the first quarter of 2021 decreased $2.4 million, or 72.8%, to $877,000, compared to $3.2 million for the first quarter of 2020, primarily due to the Bank’s downward adjustments in deposit rates after the rate cuts by the Federal Reserve in March of 2020 and a decrease of $25.4 million, or 3.5%, in the average balance of interest-bearing liabilities.

The following tables show the asset yields, liability costs, net interest spread, and net interest margin for the periods indicated, along with the percentage changes in the periods indicated.

	Three Months Ended			Percentage Change
	March 31,	December 31,	March 31,	Q1-21	Q1-21
	2021	2020	2020	vs. Q4-20	vs. Q1-20
Yield on loans	4.62%	4.65%	5.51%	-0.03%	-0.89%
Yield on interest-earning assets	4.07%	4.10%	5.10%	-0.03%	-1.03%
Cost of interest-bearing liabilities	0.51%	0.70%	1.78%	-0.19%	-1.27%
Cost of deposits	0.29%	0.40%	1.27%	-0.11%	-0.98%
Cost of funds	0.28%	0.40%	1.27%	-0.12%	-0.99%
Net interest spread	3.56%	3.40%	3.32%	0.16%	0.24%
Net interest margin	3.80%	3.73%	3.95%	0.07%	-0.15%

The Bank recorded $620,000 in provision for loan losses for the first quarter of 2021, which includes $636,000 for accrued interest receivables on deferred loans and loans that are no longer on deferral but have not fully caught up on their accrued interest, and $12,000 in net reversal from loss factor change and loan balance change. Management continues to evaluate the qualitative and quantitative factors on all loan types. The Bank recorded a provision for loan losses of $1.8 million for the fourth quarter of 2020 and $743,000 for the first quarter of 2020.

Noninterest income for the first quarter of 2021 was $3.0 million, a decrease of $426,000, or 12.6%, from $3.4 million for the fourth quarter of 2020, primarily due to a decrease of $306,000 in gain on sale of loans and a decrease of $275,000 in other income, partially offset by an increase of $164,000 in loan servicing fees from a decrease in SBA loan payoffs. Gain on sale of loans for the first quarter of 2021 was $1.9 million from the sale of $22.4 million in SBA loans with an average premium of 10.51%, whereas gain on sale of loans for the fourth quarter of 2020 was $2.2 million from the sale of $28.5 million in SBA loans with an average premium of 8.83%. The decrease in other income was primarily due to a gain from a property sale during the fourth quarter of 2020.

Noninterest income for the first quarter of 2021 was $3.0 million, an increase of $670,000, compared to $2.3 million for the first quarter of 2020, primarily due to an increase of $727,000 in gain on sale of loans and an increase of $139,000 in loan servicing fees, partially offset by a decrease of $94,000 in service charges on deposits and a decrease of $102,000 in other income. Gain on sale of loans for the first quarter of 2020 was $1.2 million from the sale of $17.5 million in SBA loans with an average premium of 8.41%. The increase of $139,000 in loan servicing fees was due to a decrease in SBA loan payoffs during the first quarter of 2021 compared to the first quarter of 2020.

Noninterest expense for the first quarter of 2021 was $8.0 million, a decrease of $446,000, or 5.3%, compared to $8.4 million for the fourth quarter of 2020. The decrease was primarily due to a decrease of $874,000 in salary and employee benefits, partially offset by an increase of $115,000 promotion and advertising expense, an increase of $107,000 in foundation donation and other contributions expenses, and an increase of $110,000 in other expenses. The decrease in salary and employee benefits was primarily due to an increase in deferred loan origination costs from originating 1,336 SBA’s second draw Paycheck Protection Program (PPP) loans for an aggregate loan balance of $74.2 million during the quarter. The increase in promotion and advertising expense was primarily due to a reduction in promotion and advertising expense in the fourth quarter of 2020, and the increase in foundation donation expense was a result of the increase in net income in the first quarter of 2021.

Noninterest expense for the first quarter of 2021 was $8.0 million, a decrease of $241,000, or 2.9%, compared to $8.2 million for the first quarter of 2020. The decrease was primarily due to a decrease of $409,000 in salary and employee benefits and a decrease of $117,000 in director’s fees expense, partially offset by an increase of $177,000 in foundation donation and other contributions expenses. The decrease in salary and employee benefits was primarily due to the aforementioned increase in deferred loan origination costs for SBA PPP loans, partially offset by additional accruals made to employee incentives during the first quarter of 2021. The decrease in director’s expense was due to a decrease of $108,000 in restricted stock unit expense resulting from the full vesting of the restricted stock units in July 2020.

Income tax provision was $2.1 million for the first quarter, $1.5 million for the fourth quarter of 2020, and $1.2 million for the first quarter of 2020. The effective tax rate for the first quarter of 2021 was 28.8%, compared to 28.4% for the fourth quarter of 2020 and 26.1% for the first quarter of 2020. The higher effective tax rate for the first quarter of 2021 compared to the first quarter of 2020 was primarily due to realizing a lower amount of tax benefits as a result of a decrease in the number of non-qualified stock option exercises.

Balance Sheet

Total assets were $1.46 billion at March 31, 2021, an increase of $88.5 million, or 6.5%, compared to $1.37 billion at December 31, 2020, and an increase of $245.7 million, or 20.3%, compared to $1.21 billion at March 31, 2020.

Gross loans, net of unearned income, were $1.16 billion at March 31, 2021, an increase of $56.1 million, or 5.1%, from $1.10 billion at December 31, 2020, and an increase of $159.3 million, or 16.0%, from $996.6 million at March 31, 2020.

The following table shows new loan originations for the periods indicated.

	Three Month Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Real estate loans	$42,748	$30,828	$58,854
SBA loans (1)	105,340	16,634	26,347
C & I loans	9,505	47,308	6,342
Home mortgage loans	11,563	17,027	6,924
Total	$169,156	$111,797	$98,467
(1) Includes SBA Paycheck Protection Program (PPP) loans of $74.2 million at March 31, 2021.

Loan payoffs were $59.9 million for the first quarter of 2021, compared to $41.2 million for the fourth quarter of 2020, and $44.3 million for the first quarter of 2020.

Total deposits were $1.29 billion at March 31, 2021, an increase of $85.3 million, or 7.1%, from $1.20 billion at December 31, 2020, and an increase of $233.2 million, or 22.2%, from $1.05 billion at March 31, 2020. Noninterest-bearing deposits were $572.0 million at March 31, 2021, compared to

$522.8 million at December 31, 2020, and $304.8 million at March 31, 2020. The increase in noninterest-bearing deposits during the first quarter of 2021 was primarily due to the SBA PPP loans funded to customers’ noninterest-bearing deposits and new accounts opened during the quarter.

Noninterest-bearing deposits accounted for 44.5% of total deposits at March 31, 2021, compared to 43.6% at December 31, 2020, and 29.0% at March 31, 2020. The following table shows the Bank’s deposits, by type, as a percentage of total deposits as of the periods indicated.

	As of
	March 31,	December 31,	March 31,
	2021	2020	2020
Noninterest-bearing deposits	44.5%	43.6%	29.0%
Money market deposits and others	27.5%	27.3%	28.2%
Time deposits over $250,000	14.9%	16.7%	20.0%
Other time deposits	13.1%	12.4%	22.8%
Total deposits	100.0%	100.0%	100.0%

The Bank had $5.0 million in borrowings from the Federal Home Loan Bank (FHLB) at March 31, 2021 and December 31, 2020, which has a 0% interest rate under the Zero-Rate Recovery Advance Program, FHLB’s pandemic relief initiative. The Bank had no borrowings from the FHLB at March 31, 2020.

The Company’s consolidated regulatory capital ratios exceeded regulatory guidelines and the Bank’s capital ratios exceeded the regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at March 31, 2021, as summarized in the following table.

			Well- capitalized	Regulatory Capital Ratio
			Financial	Requirements (1),
			Institution	Including
			Basel III	Fully Phased-in
			Regulatory	Capital Conservation
Capital Ratios	OP Bancorp	Open Bank	Guidelines	Buffer
Total risk-based capital ratio	15.04%	14.77%	10.00%	10.50%
Tier 1 risk-based capital ratio	13.79%	13.51%	8.00%	8.50%
Common equity tier 1 ratio	13.79%	13.51%	6.50%	7.00%
Leverage ratio	10.38%	10.28%	5.00%	4.00%

(1) Fully phased in Basel III requirement for both OP Bancorp and Open Bank includes a 2.5% capital conservation buffer, except the leverage ratio.

The Company has repurchased 3,830 shares of its common stock at an average price of $7.50 during the first quarter of 2021. Since the announcement of the initial stock repurchase program in January 2019, the Company has repurchased a total of 1.57 million shares of its common stock at an average repurchase price of $8.58 per share through March 31, 2021.

Asset Quality

Nonperforming loans were $1.1 million at March 31, 2021, an increase of $163,000 from $985,000 at December 31, 2020 and a decrease of $385,000 from $1.5 million at March 31, 2020.

The Bank had no other real estate owned (OREO) at March 31, 2021, December 31, 2020 and March 31, 2020.

Nonperforming assets were $1.1 million, or 0.08% of total assets, at March 31, 2021, compared to $985,000, or 0.07% of total assets, at December 31, 2020, and $1.5 million, or 0.13% of total assets, at March 31, 2020. Nonperforming loans to gross loans were 0.10% at March 31, 2021, compared to 0.09% at December 31, 2020, and 0.15% at March 31, 2020.

Total classified loans were $6.6 million, or 0.57% of gross loans, at March 31, 2021, compared to $7.3 million, or 0.67% of gross loans, at December 31, 2020, and $3.6 million, or 0.36% of gross loans, at March 31, 2020. The decrease of $739,000 in classified loans from December 31, 2020 was primarily due to two SBA real estate loans, which were reclassified to watch grade loans. Classified loans of $5.9 million as of March 31, 2021 are fully secured by real estate collaterals.

The following tables shows the trend of classified loans by loan type as of the date stated.

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Classified loans by loan type	(Dollars in thousands)
SBA loans—real estate	$769	$1,523	$774	$786	$2,021
SBA loans—non-real estate	385	198	121	124	159
Commercial and industrial	4,832	5,004	1,207	1,211	686
Home mortgage	600	600	—	689	694
Total classified loans	$6,586	$7,325	$2,102	$2,810	$3,560
SBA guarantee balance retained
SBA loans—real estate	—	—	—	—	357
SBA loans—non-real estate	166	—	—	—	33
Total SBA unsold guarantee portion	$166	$—	$—	$—	$390
Total classified loans, net of SBA guarantee balance retained	$6,420	$7,325	$2,102	$2,810	$3,170

The Bank had 14 loans in deferred status with an aggregate balance of $19.0 million, or 1.6% of total loans at March 31, 2021, compared to 18 loans in deferred status with an aggregate balance of $31.2 million, or 2.7% of total loans at December 31, 2020. Since we started loan deferments under the CARES Act in the second quarter of 2020, 171 loans with an aggregate balance of $217.8 million have resumed regular payments or have been paid off through March 31, 2021.

The allowance for loan losses (ALL) was $15.3 million at March 31, 2021, compared to $15.4 million at December 31, 2020, and $10.7 million at March 31, 2020. The ALL was 1.33% of gross loans at March 31, 2021, 1.40% of gross loans at December 31, 2020, and 1.08% of gross loans at March 31, 2020. Excluding fully guaranteed SBA PPP loans, the ALL was 1.47% of gross loans at March 31, 2021, 1.48% of gross loans at December 31, 2020, and 1.08% of gross loans at March 31, 2020. The ALL was 1,337% of nonperforming assets at March 31, 2021, 1,558% of nonperforming assets at December 31, 2020, and 701% at March 31, 2020.

About OP Bancorp

OP Bancorp, the holding company for Open Bank (the “Bank”), is a California corporation whose common stock is quoted on the Nasdaq Global Market under the ticker symbol, “OPBK.”  The Bank is engaged in the general commercial banking business in Los Angeles, Orange, and Santa Clara Counties, California, and Carrollton, Texas and is focused on serving the banking needs of small- and medium-sized businesses, professionals, and residents with a particular emphasis on Korean and other ethnic minority communities. The Bank currently operates with nine full branch offices in Downtown Los Angeles, Los Angeles Fashion District, Los Angeles Koreatown, Gardena, Buena Park, and Santa Clara, California and Carrollton, Texas.  The Bank also has four loan production offices in Atlanta, Georgia, Aurora, Colorado, and Lynnwood and Seattle, Washington.  The Bank commenced its operations on June 10, 2005 as First Standard Bank and changed its name to Open Bank in October 2010.  Its headquarters is located at 1000 Wilshire Blvd., Suite 500, Los Angeles, California 90017. Phone 213.892.9999; www.myopenbank.com  Member FDIC, Equal Housing Lender.

Cautionary Note Regarding Forward-Looking Statements

Certain matters set forth herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties, some of which are beyond our control, include, but are not limited to: the uncertainties related to the coronavirus pandemic including, but not limited to, the potential adverse effect of the pandemic on the economy, our employees and customers, and our financial performance; the impact of the federal CARES Act and the significant additional lending activities undertaken by the Company in connection with the Small Business Administration’s Paycheck Protection Program enacted thereunder, including risks to the Company with respect to the uncertain application by the Small Business Administration of new borrower and loan eligibility, forgiveness and audit criteria; business and economic conditions, particularly those affecting the financial services industry and our primary market areas; our ability to successfully manage our credit risk and the sufficiency of our allowance for loan losses;  factors that can impact the performance of our loan portfolio, including real estate values and liquidity in our primary market areas, the financial health of our commercial borrowers, the success of construction projects that we finance, including any loans acquired in acquisition transactions; our ability to effectively execute our strategic plan and manage our growth;  interest rate fluctuations, which could have an adverse effect on our profitability; liquidity issues, including fluctuations in the fair value and liquidity of the securities we hold for sale and our ability to raise additional capital, if necessary;  external economic and/or market factors, such as changes in monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve, inflation or deflation, changes in the demand for loans, and fluctuations in consumer spending, borrowing and savings habits, which may have an adverse impact on our financial condition;  continued or increasing competition from other financial institutions, credit unions, and non-bank financial services companies, many of which are subject to different regulations than we are;  challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services;  restraints on the ability of Open Bank to pay dividends to us, which could limit our liquidity;  increased capital requirements imposed by banking regulators, which may require us to raise capital at a time when capital is not available on favorable terms or at all;  a failure in the internal controls we have implemented to address the risks inherent to the business of banking; inaccuracies in our assumptions about future events, which could result in material differences between our financial projections and actual financial performance; changes in our management personnel or our inability to retain motivate and hire qualified management personnel; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems; disruptions, security breaches, or other adverse events affecting the third-party vendors who perform several of our critical processing functions; an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies; risks related to potential acquisitions; political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, or natural disasters, such as earthquakes, fires, drought, pandemic diseases (such as the coronavirus) or extreme weather events, any of which may affect services we use or affect our customers, employees or third parties with which we conduct business; incremental costs and obligations associated with operating as a public company; the impact of any claims or legal actions to which we may be subject, including any effect on our reputation;  compliance with governmental and regulatory requirements, including the Dodd-Frank Act and others relating to banking, consumer protection, securities and tax matters, and our ability to maintain licenses required in connection with commercial mortgage origination, sale and servicing operations; changes in federal tax law or policy; and our ability the manage the foregoing and other factors set forth in the Company’s public reports. We describe these and other risks that could affect our results in Item 1A. “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2020 and in our other subsequent filings with the Securities and Exchange Commission.

Contact

Investor Relations

OP Bancorp

Christine Oh

EVP & CFO

213.892.1192

Christine.oh@myopenbank.com

Consolidated Balance Sheet (unaudited)
(Dollars in thousands)
	As of
	03/31/2021	12/31/2020	% change	03/31/2020	% change
Assets
Cash and cash equivalents	$127,524	$106,405	19.8%	$110,999	14.9%
Securities available for sale, at fair value	102,413	91,791	11.6%	52,179	96.3%
Other investments	9,953	10,006	-0.5%	9,253	7.6%
Loans held for sale	28,575	26,659	7.2%	4,382	552.1%
Real estate loans	662,445	651,684	1.7%	639,411	3.6%
SBA loans	263,185	211,376	24.5%	133,909	96.5%
C & I loans	103,883	107,308	-3.2%	99,860	4.0%
Home mortgage loans	125,285	128,211	-2.3%	119,984	4.4%
Consumer & other loans	1,074	1,157	-7.2%	3,395	-68.4%
Gross loans, net of unearned income	1,155,872	1,099,736	5.1%	996,559	16.0%
Allowance for loan losses	(15,339)	(15,352)	-0.1%	(10,748)	42.7%
Net loans receivable	1,140,533	1,084,384	5.2%	985,811	15.7%
Premises and equipment, net	4,368	4,544	-3.9%	5,141	-15.0%
Accrued interest receivable, net	3,096	3,985	-22.3%	3,056	1.3%
Servicing assets	7,492	7,360	1.8%	6,963	7.6%
Company owned life insurance	10,941	10,879	0.6%	10,683	2.4%
Deferred tax assets	5,391	5,242	2.8%	2,709	99.0%
Operating right-of-use assets	6,443	6,786	-5.1%	7,885	-18.3%
Other assets	8,605	8,785	-2.0%	10,532	-18.3%
Total assets	$1,455,334	$1,366,826	6.5%	$1,209,593	20.3%

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$571,985	$522,754	9.4%	$304,845	87.6%
Money market deposits and others	354,148	328,323	7.9%	296,357	19.5%
Time deposits over $250,000	190,960	200,210	-4.6%	210,507	-9.3%
Other time deposits	168,297	148,803	13.1%	240,489	-30.0%
Total deposits	1,285,390	1,200,090	7.1%	1,052,198	22.2%
Other borrowings	5,000	5,000	0.0%	-	100.0%
Accrued interest payable	622	1,021	-39.1%	2,592	-76.0%
Operating lease liabilities	8,016	8,429	-4.9%	9,701	-17.4%
Other liabilities	9,313	8,920	4.4%	7,003	33.0%
Total liabilities	1,308,341	1,223,460	6.9%	1,071,494	22.1%

Common stock	78,654	78,657	0.0%	80,422	-2.2%
Additional paid-in capital	8,652	8,521	1.5%	7,882	9.8%
Retained earnings	59,373	55,348	7.3%	48,695	21.9%
Accumulated other comprehensive income	314	840	-62.6%	1,100	-71.5%
Total shareholders' equity	146,993	143,366	2.5%	138,099	6.4%
Total Liabilities and Shareholders' Equity	$1,455,334	$1,366,826	6.5%	$1,209,593	20.3%

Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	3/31/2021	12/31/2020	% change	3/31/2020	% change
Interest income
Interest and fees on loans	$13,284	$13,006	2.1%	$13,694	-3.0%
Interest on securities available for sale	236	257	-8.2%	319	-26.0%
Other interest income	112	112	0.0%	332	-66.3%
Total interest income	13,632	13,375	1.9%	14,345	-5.0%
Interest expense
Interest on deposits	877	1,194	-26.5%	3,229	-72.8%
Total interest expense	877	1,194	-26.5%	3,229	-72.8%
Net interest income	12,755	12,181	4.7%	11,116	14.7%
Provision for loan losses	620	1,831	-66.1%	743	-16.6%
Net interest income after provision for loan losses	12,135	10,350	17.2%	10,373	17.0%
Noninterest income
Service charges on deposits	274	283	-3.2%	368	-25.5%
Loan servicing fees, net of amortization	531	367	44.7%	392	35.5%
Gain on sale of loans	1,882	2,188	-14.0%	1,155	62.9%
Other income	279	554	-49.6%	381	-26.8%
Total noninterest income	2,966	3,392	-12.6%	2,296	29.2%
Noninterest expense
Salaries and employee benefits	4,662	5,536	-15.8%	5,071	-8.1%
Occupancy and equipment	1,235	1,237	-0.2%	1,230	0.4%
Data processing and communication	448	435	3.0%	409	9.5%
Professional fees	314	265	18.5%	273	15.0%
FDIC insurance and regulatory assessments	132	115	14.8%	106	24.5%
Promotion and advertising	177	62	185.5%	162	9.3%
Directors’ fees	116	97	19.6%	233	-50.2%
Foundation donation and other contributions	507	400	26.8%	330	53.6%
Other expenses	375	265	41.5%	393	-4.6%
Total noninterest expense	7,966	8,412	-5.3%	8,207	-2.9%
Income before income taxes	7,135	5,330	33.9%	4,462	59.9%
Provision for income taxes	2,058	1,513	36.0%	1,163	77.0%
Net income	$5,077	$3,817	33.0%	$3,299	53.9%

Book value per share	$9.77	$9.55	2.3%	$9.14	6.9%
Basic EPS	$0.33	$0.25	32.0%	$0.21	57.1%
Diluted EPS	$0.33	$0.25	32.0%	$0.21	57.1%

Shares of common stock outstanding	15,037,635	15,016,700	0.1%	15,115,868	-0.5%
Weighted Average Shares:
- Basic	15,022,876	15,079,407	-0.4%	15,486,549	-3.0%
- Diluted	15,069,444	15,103,029	-0.2%	15,586,255	-3.3%

Key Ratios
(Dollars in thousands, except ratios)	Three Months Ended
	3/31/2021	12/31/2020	% change	3/31/2020	% change
Return on average assets (ROA)*	1.44%	1.13%	0.31%	1.12%	0.32%
Return on average equity (ROE) *	14.02%	10.72%	3.30%	9.44%	4.58%
Net interest margin *	3.80%	3.73%	0.07%	3.95%	-0.15%
Efficiency ratio	50.67%	54.02%	-3.35%	61.19%	-10.52%

Total risk-based capital ratio	15.04%	14.81%	0.23%	14.78%	0.26%
Tier 1 risk-based capital ratio	13.79%	13.56%	0.23%	13.69%	0.10%
Common equity tier 1 ratio	13.79%	13.56%	0.23%	13.69%	0.10%
Leverage ratio	10.38%	10.55%	-0.17%	11.59%	-1.21%

* Annualized

Asset Quality
(Dollars in thousands, except ratios)	Three Months Ended
	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
Nonaccrual Loans	$1,148	$985	$-	$689	$1,203
Loans 90 days or more past due, accruing	-	-	-	-	-
Accruing restructured loans	-	-	330	330	330
Nonperforming loans	1,148	985	330	1,019	1,533
Other real estate owned (OREO)	-	-	-	-	-
Nonperforming assets	1,148	985	330	1,019	1,533

Classified loans	6,586	7,325	2,102	2,810	3,560

Nonperforming assets/total assets	0.08%	0.07%	0.02%	0.08%	0.13%
Nonperforming assets/gross loans plus OREO	0.10%	0.09%	0.03%	0.10%	0.15%
Nonperforming loans/gross loans	0.10%	0.09%	0.03%	0.10%	0.15%
Allowance for loan losses/nonperforming loans	1,337%	1,558%	4,295%	1,252%	701%
Allowance for loan losses/nonperforming assets	1,337%	1,558%	4,295%	1,252%	701%
Allowance for loan losses/gross loans	1.33%	1.40%	1.32%	1.22%	1.08%
Classified loans/gross loans	0.57%	0.67%	0.20%	0.27%	0.36%

Net charge-offs(recoveries)	$(3)	$-	$-	$(28)	$45
Net charge-offs(recoveries) to average gross loans *	0.00%	0.00%	0.00%	-0.01%	0.02%

* Annualized

Accruing delinquent loans 30-89 days past due	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
30-59 days	$-	$-	$600	$565	$1,788
60-89 days	-	-	-	-	2,277
Total	-	-	600	565	4,065

Average Balance Sheet, Interest and Yield/Rate Analysis
(Dollars in thousands)	Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average Balance	Interest and Fees	Yield/ Rate	Average Balance	Interest and Fees	Yield/ Rate	Average Balance	Interest and Fees	Yield/ Rate
Interest-Earning assets:
Federal funds sold and other investments	$99,349	$112	0.45%	$92,774	$112	0.48%	$78,256	$332	1.68%
Securities available for sale	92,951	236	1.02	93,238	257	1.10	54,647	319	2.33
Total investments	192,300	348	0.72	186,012	369	0.79	132,903	651	1.95
Real estate loans	653,498	7,466	4.63	644,643	7,457	4.60	633,963	8,198	5.20
SBA loans	268,440	3,280	4.95	251,541	3,231	5.11	138,900	2,667	7.72
C & I loans	116,327	1,072	3.74	90,618	843	3.70	100,686	1,277	5.10
Home mortgage loans	125,698	1,451	4.62	124,763	1,456	4.67	121,768	1,514	4.97
Consumer & other loans	1,187	15	5.12	1,325	19	5.70	2,774	38	5.51
Loans (1)	1,165,150	13,284	4.62	1,112,890	13,006	4.65	998,091	13,694	5.51
Total interest-earning assets	1,357,450	13,632	4.07	1,298,902	13,375	4.10	1,130,994	14,345	5.10
Noninterest-earning assets	52,376			49,123			48,188
Total assets	$1,409,826			$1,348,025			$1,179,182

Interest-bearing liabilities:
Money market deposits and others	$336,796	270	0.33%	$328,044	340	0.41%	$297,202	957	1.29%
Time deposits	361,803	607	0.68	344,139	854	0.99	431,772	2,272	2.12
Total interest-bearing deposits	698,599	877	0.51	672,183	1,194	0.71	728,974	3,229	1.78
Borrowings	5,000	-	-	7,938	-	-	45	-	-
Total interest-bearing liabilities	703,599	877	0.51	680,121	1,194	0.70	729,019	3,229	1.78

Noninterest-bearing liabilities:
Noninterest-bearing deposits	544,492			507,694			292,453
Other noninterest-bearing liabilities	16,865			17,769			17,921
Total noninterest-bearing liabilities	561,357			525,463			310,374
Shareholders’ equity	144,870			142,441			139,789
Total liabilities and shareholders’ equity	$1,409,826			$1,348,025			$1,179,182

Net interest income / interest rate spreads		$12,755	3.56%		$12,181	3.40%		$11,116	3.32%

Net interest margin			3.80%			3.73%			3.95%

Cost of deposits & cost of funds:
Total deposits / cost of deposits	$1,243,091	$877	0.29%	$1,179,877	$1,194	0.40%	$1,021,427	$3,229	1.27%
Total funding liabilities / cost of funds	$1,248,091	$877	0.28%	$1,187,815	$1,194	0.40%	$1,021,472	$3,229	1.27%

(1) The average loan balance includes loans held for sale.

Loan Portfolio Breakdown by Industry
Excluding home mortgage and consumer loans
(Dollars in thousands)	As of March 31, 2021
Industry	Number of accounts	% of total	Balance	% of total
Hotel / motel	225	7.5%	$150,375	14.1%
Wholesale	375	12.4	77,331	7.2
Food services / restaurant	432	14.3	62,716	5.9
Laundry services	152	5.0	21,196	2.0
Real estate lessor	240	8.0	396,092	37.1
Car washes	52	1.7	36,459	3.4
Educational service	32	1.1	7,166	0.7
Other	1,505	50.0	315,396	29.6
Total	3,013	100.0%	$1,066,731	100.0%

Loan Deferment Summary by Industry
As of March 31, 2021
Excluding home mortgage and consumer loans
(Dollars in thousands)	Number of accounts			Loan balance
Industry	Number of accounts	% of deferment	% of total loans	Balance	% of deferment	% of total loans
Hotel / motel	6	66.7%	2.7%	$15,188	93.6%	10.1%
Wholesale	1	11.1	0.3	486	3.0	0.6
Food services / restaurant	1	11.1	0.2	465	2.9	0.7
Laundry services	1	11.1	0.7	90	0.6	0.4
Total	9	100.0%	0.3%	$16,229	100.0%	1.5%

Loan Deferment Summary by Loan Type
As of March 31, 2021
(Dollars in thousands)	Number of accounts			Loan balance
Loan Type	Number of accounts	% of deferment	% of total loans	Balance	% of deferment	% of total loans
Real estate loans	6	42.9%	1.7%	$15,188	80.0%	2.3%
C & I loans	3	21.4	1.3	1,041	5.5	1.0
Loans, excluding home mortgage and consumer loans	9	64.3	0.3	16,229	85.5	1.5
Home mortgage loans	5	35.7	1.6	2,761	14.5	2.2
Total	14	100.0%	0.4%	$18,990	100.0%	1.6%

Loan Deferment Status Change by Loan Type
	Total deferments		Payment resumed
	under the CARES Act		or paid off		Remaining deferments
(Dollars in thousands)	through March 31, 2021		through March 31, 2021		as of March 31, 2021
Loan Type	Number of accounts	Balance	Number of accounts	Balance	Number of accounts	Balance
Loans, excluding home mortgage and consumer loans	116	206,582	107	190,353	9	16,229
Home mortgage loans	69	30,205	64	27,444	5	2,761
Total	185	$236,787	171	$217,797	14	$18,990